QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

DATE: March 15, 2004

From:
Norcross Safety Products L.L.C.
2211 York Road
Oak Brook, IL 60523

Contact: David F. Myers, Jr. (630) 572-5715

FOR IMMEDIATE RELEASE

NORCROSS SAFETY PRODUCTS L.L.C. ANNOUNCES
YEAR END 2003 RESULTS

        OAK BROOK, IL March 15, 2004—Norcross Safety Products L.L.C. (NSP), today announced results for its year ended December 31, 2003.

        For 2003, net sales were $372.5 million compared to $323.5 million in the 2002 period. Income from operations was $40.9 million in 2003 versus $26.4 million in 2002. EBITDA increased to $54.6 million from $45.4 million in the same period last year. During 2002, NSP recorded a non-cash impairment charge of $2.8 million related to the impairment of its Zimbabwe subsidiary due to adverse economic and political conditions. Additionally in 2002, NSP recorded $9.3 million of restructuring and merger-related charges.

        The net sales increase of $49.0 million, or 15.2%, was primarily attributable to increased net sales of general industrial and fire service products. In the general industrial segment, the net sales increase of $35.3 million, or 15.8%, was due to increased government footwear and hand protection contract shipments, favorable Canadian and European exchange rates, and the impact of the acquisitions of Arbin Veiligheid B.V. in December 2002 and Kächele-Cama Latex GmbH in July 2003. In the fire service segment, net sales increased $12.0 million, or 20.6%, due to strong market demand in part due to comprehensive marketing efforts. In the utility/high voltage segment, net sales increased $1.8 million, or 4.3%, primarily driven by new product introductions.

        Gross profit increased by $14.2 million, or 12.1%, primarily due to the increase in net sales. Gross profit margin of 35.3% in 2003 was lower than the 36.3% gross profit margin in 2002 primarily due to incremental pension expense, charges for obsolete inventory, and an increase in the LIFO provision.

        The increase in income from operations of $14.5 million, or 54.5%, was primarily attributable to the increase in income from operations in the general industrial and fire service segments, which offset a decline in income from operations in the utility/high voltage segment. In the general industrial segment, income from operations increased $13.3 million, or 148.0%, primarily due to: higher net sales in 2003 and the Zimbabwe impairment charge and the restructuring and merger-related charges incurred in 2002. In the fire service segment, income from operations increased $2.7 million, or 25.8%, primarily due to the increase in net sales. In the utility/high voltage segment, income from operations decreased $1.3 million, or 12.9%, primarily due to higher manufacturing expenses and incremental pension expense. Corporate expenses increased $0.3 million primarily due to higher payroll and professional fee expenses.

        As of December 31, 2003, NSP had working capital of $105.0 million and cash of $16.3 million. NSP's capital expenditures were $7.2 million in 2002 and $7.4 million in 2003.

        The following table reconciles net income (loss) to EBITDA and adjusted EBITDA for 2002 and 2003:

	Year ended December 31
	2002	2003
Net (loss) income	$(4,196)	$6,917
Add:
Interest expense, net	23,170	33,255
Income tax expense	7,795	1,685
Depreciation and amortization	18,617	12,749

EBITDA (1)	45,386	54,606
Add:
Zimbabwe subsidiary impairment charge	2,785	—
Gain on sale of plant, property and equipment	—	(417)

Adjusted EBITDA (1)	$48,171	$54,189

(1)
"Adjusted EBITDA" is defined as EBITDA further adjusted to exclude the non-cash impairment charge taken with regard to NSP's subsidiary located in Zimbabwe and the gain on sale of plant, property and equipment. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by accounting principles generally accepted in the United States (GAAP), and NSP's calculations thereof may not be comparable to that reported by other companies. EBITDA and Adjusted EBITDA are calculated above as they are a basis upon which NSP assesses its liquidity position and because NSP believes that they present useful information to investors regarding a company's ability to service and/or incur indebtedness. This belief is based on NSP's negotiations with its lenders who have indicated that the amount of indebtedness it will be permitted to incur will be based, in part, on measures similar to its EBITDA and its Adjusted EBITDA. EBITDA and Adjusted EBITDA do not take into account NSP's working capital requirements, debt service requirements and other commitments and, accordingly, are not necessarily indicative of amounts that may be available for discretionary use.

        NSP is a leading designer, manufacturer and marketer of branded products in the personal protection equipment industry. NSP manufactures and markets a full line of personal protection equipment for workers in the general industrial, fire service and utility/high voltage industries. NSP sells its products under trusted, long-standing and well-recognized brand names, including North, Morning Pride, Ranger, Servus, Pro-Warrington and Salisbury. NSP's broad product offering includes, among other things, respiratory protection, protective footwear, hand protection, bunker gear and linemen equipment.

        NSP also confirmed that it has retained a financial advisor to assist it in its analysis and consideration of various strategic alternatives, including a possible sale of NSP. At this time no agreements or understandings have been reached with any party as to the terms of a possible transaction. NSP does not intend to issue any other press release relating to the subject matter referenced above until such time, if ever, as it enters into a definitive agreement with a third party or parties in connection with any such transaction or series of transactions or determines to terminate this strategic process.

        NSP has scheduled a conference call to discuss its financial results on Tuesday, March 16th at 10:00 a.m. EST. The call in number is (800) 416-4485. A recording of the conference call will be available for 72 hours after the completion of the call. The recording can be accessed by dialing (800) 633-8284 and entering reservation number 21188191.

        This press release contains forward-looking information. These statements reflect management's expectations, estimates, and assumptions, based on information available at the time of the statement. Forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives, and expectations. The words "anticipate," "believe," "estimate," "expect," "plan," "intent," "likely," "will," "should," and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors, including those set forth below, which may cause NSP's actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by those statements. Important factors that could cause NSP's actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by those statements include, but are not limited to: (i) NSP's high degree of leverage and significant debt service obligations; (ii) the impact of current and future laws and governmental regulations affecting NSP or its product offerings; (iii) the impact of governmental spending; (iv) NSP's ability to retain existing customers, maintain key supplier status with those customers with which it has achieved such status and obtain new customers; (v) the highly competitive nature of the personal protection equipment industry; (vi) any future changes in management; (vii) acceptance by consumers of new products it develops or acquires; (viii) the importance and costs of product innovation; (ix) unforeseen problems associated with international sales, including gains and losses from foreign currency exchange and restrictions on the efficient repatriation of earnings; (x) the unpredictability of patent protection and other intellectual property issues; (xi) cancellation of current orders; (xii) the outcome of pending product liability claims and the availability of indemnification for those claims; (xiii) general risks associated with the personal protection equipment industry; and (xiv) the successful integration of acquired companies on economically acceptable terms. NSP undertakes no obligation to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, or changes to future results over time.

Norcross Safety Products L.L.C.

Consolidated Statements of Operations
(Amounts in Thousands) (Unaudited)

	Year ended December 31
	2002 (1)	2003
Net sales	$323,509	$372,524
Cost of goods sold	206,167	241,005

Gross profit	117,342	131,519
Operating expenses:
Selling	30,440	36,877
Distribution	14,665	17,953
General and administrative	30,504	33,254
Amortization of goodwill and other intangibles	3,239	2,583
Restructuring and merger-related charges	9,269	—
Zimbabwe subsidiary impairment charge	2,785	—

Total operating expenses	90,902	90,667

Income from operations	26,440	40,852
Other expense (income):
Interest expense	23,292	33,372
Interest income	(122)	(117)
Other, net	(329)	(1,002)

Income before income taxes and minority interest	3,599	8,599
Income tax expense	7,795	1,685
Minority interest	—	(3)

Net (loss) income	$(4,196)	$6,917

(1)
December 31, 2002 amounts were obtained from audited financial statements.

Norcross Safety Products L.L.C.

Consolidated Balance Sheets
(Amounts in Thousands) (Unaudited)

	December 31
	2002 (1)	2003
Assets
Current assets:
Cash and cash equivalents	$1,762	$16,341
Accounts receivable, less allowance of $2,066 and $2,493 in 2002 and 2003, respectively	49,301	53,291
Inventories	62,868	80,828
Deferred income taxes	—	30
Prepaid expenses and other current assets	3,168	3,833

Total current assets	117,099	154,323
Property, plant and equipment, net	46,608	56,213
Deferred financing costs, net	4,528	10,832
Goodwill, net	122,787	130,032
Other intangible assets, net	5,367	5,641
Due from NSP Holdings L.L.C.	7,005	16,113
Deferred income taxes	7,138	—
Other noncurrent assets	3,539	5,535

Total assets	$314,071	$378,689

Liabilities and member's equity
Current liabilities:
Accounts payable	$15,161	$18,157
Accrued expenses	20,834	27,837
Deferred income taxes	1,910	—
Current maturities of long-term obligations	54,093	3,378

Total current liabilities	91,998	49,372
Pension, post-retirement and deferred compensation	22,471	24,318
Long-term obligations	163,244	253,814
Other noncurrent liabilities	724	430
Deferred income taxes	6,113	1,937
Minority interest	—	124

	192,552	280,623
Member's equity:
Contributed capital	116,060	116,060
Accumulated deficit	(71,708)	(64,791)
Accumulated other comprehensive loss	(14,831)	(2,575)

Total member's equity	29,521	48,694

Total liabilities and member's equity	$314,071	$378,689

(1)
December 31, 2002 balances were obtained from audited financial statements.

Norcross Safety Products L.L.C.

Consolidated Statements of Cash Flows
(Amounts in Thousands) (Unaudited)

	Year ended December 31
	2002 (1)	2003
Operating activities
Net (loss) income	$(4,196)	$6,917
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,033	10,166
Accelerated depreciation on long-lived assets to be abandoned	6,345	—
Amortization of goodwill and intangibles	3,239	2,583
Amortization of deferred financing costs	2,024	2,191
Amortization of original issue discount	1,016	662
Write-off of deferred financing costs	—	7,284
Gain on sale of property, plant and equipment	—	(417)
Deferred income taxes	5,716	154
Minority interest	—	(3)
Impairment of investment in Zimbabwe	2,072	—
Changes in operating assets and liabilities:
Accounts receivable	(4,081)	(698)
Inventories	(1,158)	(12,118)
Prepaid expenses and other current assets	(473)	(443)
Other noncurrent assets	402	(395)
Accounts payable	190	2,474
Accrued expenses	5,869	3,196
Pension, postretirement, and deferred compensation	(308)	1,335
Other noncurrent liabilities	(1,662)	(294)
Other	(16)	87

Net cash provided by operating activities	24,012	22,681
Investing activities
Purchase of businesses, net of cash acquired	(10,531)	(18,757)
Purchases of property, plant and equipment	(7,197)	(7,432)
Proceeds from sale of property, plant and equipment	—	578
Due from NSP Holdings L.L.C.	(1,437)	(9,108)
Proceeds from purchase price reduction	—	—

Net cash used in investing activities	(19,165)	(34,719)
Financing activities
Payments for deferred financing costs	(44)	(13,711)
Proceeds from borrowings	4,564	286,539
Payments of debt	(2,255)	(220,333)
Net repayments under revolving credit facility	(11,429)	(30,960)
Capital contribution	3,000	—

Net cash (used in) provided by financing activities	(6,164)	21,535
Effect of exchange rate changes on cash	1,310	5,082

Net (decrease) increase in cash and cash equivalents	(7)	14,579
Cash and cash equivalents at beginning of year	1,769	1,762

Cash and cash equivalents at end of year	$1,762	$16,341

(1)
December 31, 2002 amounts were obtained from audited financial statements.

QuickLinks

  Exhibit 99.1